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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Simpson                         Murray                            S.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    2925 Briarpark, Suite 500
    ----------------------------------------------------------------------------
                                   (Street)

    Houston                           TX                              77042
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  U.S. Concrete, Inc. (RMIX)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year    January 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

7.  Individual or Joint/Group Reporting  (check applicable line)

    [X] Form Filed by One Reporting Person

    ___ Form Filed by More than One Reporting Person

-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
common stock                 03/08/2001       J           12,511   D                     0                     I         by American
                                                                                                                        Ready Mix
                                                                                                                        LLC (pro-
                                                                                                                        portionate
                                                                                                                        interest of
                                                                                                                        self)
------------------------------------------------------------------------------------------------------------------------------------
common stock                 03/08/2001       J           12,511   A                    --                     I         by Self as
                                                                                                                        Trustee of
                                                                                                                        Revocable
                                                                                                                        Trust
------------------------------------------------------------------------------------------------------------------------------------
common stock                 03/08/2001       J            8,340   D                     0                     I         by American
                                                                                                                        Ready Mix
                                                                                                                        LLC (pro-
                                                                                                                        portionate
                                                                                                                        interest of
                                                                                                                        spouse)
------------------------------------------------------------------------------------------------------------------------------------
common stock                 03/08/2001       J            8,340   A                    --                     I         by Spouse
                                                                                                                        as Trustee
                                                                                                                        of Revocable
                                                                                                                        Trust
------------------------------------------------------------------------------------------------------------------------------------
common stock                 07/19/2001       G           50,044   D                     0                     I         by American
                                                                                                                        Ready Mix
                                                                                                                        LLC (pro-
                                                                                                                        portionate
                                                                                                                        interest of
                                                                                                                        self as
                                                                                                                        custodian
                                                                                                                        for grand-
                                                                                                                        children)
------------------------------------------------------------------------------------------------------------------------------------
common stock                 11/23/2001      J           22,251   D                     0                     I         by Self as
                                                                                                                        Trustee
                                                                                                                        of GRAT
------------------------------------------------------------------------------------------------------------------------------------
common stock                 11/23/2001      J           22,251   A                30,591                     I         by Spouse as
                                                                                                                        Trustee of
                                                                                                                        Revocable
                                                                                                                        Trust
------------------------------------------------------------------------------------------------------------------------------------
common stock                 11/23/2001      G           95,968   D                     0                     I         by Self as
                                                                                                                        Trustee
                                                                                                                        of GRAT
------------------------------------------------------------------------------------------------------------------------------------
common stock                 11/23/2001      J           22,251   D                     0                     I         by Spouse
                                                                                                                        as Trustee
                                                                                                                        of GRAT
------------------------------------------------------------------------------------------------------------------------------------
common stock                 11/23/2001      J           22,251   A                34,762                     I         by Self
                                                                                                                        as Trustee
                                                                                                                        of Revocable
                                                                                                                        Trust
------------------------------------------------------------------------------------------------------------------------------------
common stock                 11/23/2001      G           95,968   D                     0                     I         by Spouse
                                                                                                                        as Trustee
                                                                                                                        of GRAT
------------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

--------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
stock option (right to buy)         8.74                06/01/01               A                      5,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
12/01/01      06/01/2006     common     5,000                                   20,000                 D
                             stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


             /s/ Murray S. Simpson           02/11/2002
       --------------------------------  -----------------
       **Signature of Reporting Person         Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.